Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 2

This AMENDMENT NO. 2 (this “Amendment”) to the Third Amended and Restated Credit Agreement, dated as of July 29, 2010 (as amended by Amendment No. 1, dated as of February 29, 2012 (the “Original Credit Agreement”), and the Original Credit Agreement is amended hereby and further amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among H&E EQUIPMENT SERVICES, INC., a Delaware corporation (“H&E Delaware”), GREAT NORTHERN EQUIPMENT, INC., a Montana corporation (“Great Northern”), H&E EQUIPMENT SERVICES (CALIFORNIA), LLC, a Delaware limited liability company (“H&E California” and, together with H&E Delaware and Great Northern, each, a “Borrower” and, collectively, the “Borrowers”), the other Credit Parties named therein, the Lenders named therein, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent, BANK OF AMERICA, N.A., as Co-Syndication Agent and Documentation Agent, and WELLS FARGO CAPITAL FINANCE, LLC, as Co-Syndication Agent, is entered into as of August 6, 2012 by and among the Borrowers, the Lenders signatory hereto and the Agent. Unless otherwise provided, all capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement.

R E C I T A L S:

WHEREAS, the Borrowers have requested that the Lenders amend the Credit Agreement in the manner set forth below; and

WHEREAS, the Lenders signatory hereto (which constitute the Requisite Lenders under the Credit Agreement) are willing to agree to such request, but only on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and subject to the terms and conditions hereof, the Borrowers, the Lenders whose signatures appear below and the Agent agree as follows:

Section 1.

AMENDMENTS

Subject to the satisfaction of the conditions to effectiveness referred to in Section 2 hereof, the Original Credit Agreement is hereby amended as follows:

(a) Subsection 1.9(a) of the Original Credit Agreement is amended and restated in its entirety to read as follows:

“(a)	The Borrowers shall pay to GE Capital, individually, the Fees specified in that certain Amendment No. 2 Fee Letter, dated as of August 6, 2012, between H&E Delaware and GE Capital (as amended, modified, restated, superseded or replaced from time to time, the “GE Capital Fee Letter”), at the times specified for payment therein, which shall include the annual Administrative Agent’s fee, which will be due and payable on the Closing Date (but only to the extent provided in the GE Capital Fee Letter) and on each anniversary thereof.”

(b) Subsection 1.18(d) of the Original Credit Agreement is amended and restated in its entirety to read as follows:

“(d)	The increase of the Incremental Revolving Loan Commitments will be subject to the satisfaction of the following conditions precedent: (i) after giving pro forma effect to all Revolving Loans that could be incurred under Incremental Revolving Loan Commitments, no Default or Event of Default shall have occurred and be continuing, (ii) execution of the amendment hereto referenced in clause (c) above by the Agent, the Lenders providing the Incremental Revolving Loan Commitments and the Credit Parties, (iii) delivery to the Agent of a certificate of the Secretary or an Assistant Secretary of each Credit Party, in form and substance satisfactory to the Agent, certifying the resolutions of such Person’s board of directors (or equivalent governing body) approving and authorizing the Incremental Revolving Loan Commitments (if not previously delivered to the Agent), and certifying that none of the organizational documents of such Credit Party delivered to the Agent prior thereto have been modified or altered in any way (or, if modifications have occurred, certifying new copies of such organizational documents), (iv) delivery to the Agent of an opinion of counsel to the Credit Parties in form and substance and from counsel reasonably satisfactory to the Agent, addressed to the Agent and the Lenders providing the Incremental Revolving Loan Commitments and covering such matters as the Agent may reasonably request and (v) receipt by the Agent of such new Notes, reaffirmations of guaranties, security agreements and pledge agreements as the Agent may reasonably request, together with amendments to all mortgages reflecting that the Revolving Loans and Letters of Credit extended pursuant to the Incremental Revolving Loan Commitments are secured pari passu with the Revolving Loan and such endorsements to title policies or additional title searches as the Agent may reasonably request.”

(c) Section 1.18 of the Original Credit Agreement is amended by (i) re-lettering subsection 1.18(e) as subsection 1.18(f) and (ii) adding a new subsection 1.18(e) to read as follows:

“(e)	Following the effectiveness of any amendment implementing Incremental Revolving Loan Commitments, (i) the Agent is authorized to re-allocate outstanding amounts of the Revolving Credit Advances by requiring any Lender to provide funds pursuant to (but not in excess of, together with such Lender’s share, if any, of the Revolving Loan) such Lender’s Revolving Loan Commitment (including any Incremental Revolving Loan Commitment of such Lender), which funds so provided shall be deemed to be Revolving Credit Advances for all purposes of this Agreement, and to remit such funds to other Revolving Lenders, which shall be deemed to be repayments of Revolving Credit Advances for all purposes of this Agreement, in any case, such that the amounts of outstanding Revolving Credit Advances of all Lenders (after giving effect to the effectiveness of the applicable amendment under subsection 1.18(c) implementing the Incremental Revolving Loan Commitments and the joinder of the Additional Revolving Lenders to this Agreement) shall be pro rata in accordance with the Revolving Loan Commitments after giving effect to the Incremental Revolving Loan Commitments, and each Revolving Lender agrees to provide such funds on the Business Day of such request (if such request is made on or prior to noon (Chicago time)) or on the immediately following Business Day (if such request if made after noon (Chicago time)), and the Borrowers consent to the foregoing re-allocations, and (ii) each Lender, at the request of the Agent, shall acknowledge that its Pro Rata Share of participations in Letters of Credit that are outstanding as of the time of the increase in the Revolving Loan Commitments pursuant to this Section 1.18 shall be in accordance with the Revolving Loan Commitments after giving effect to the increase to the Revolving Loan Commitments under this Section 1.18, and any Lender failing to respond to a request for such acknowledgement within five (5) days shall be deemed to have provided such acknowledgement.”

(d) Section 3.8 of the Original Credit Agreement is amended by (i) substituting for the phrase “Senior Unsecured Note Indenture” appearing therein, the phrase “Permitted Senior Unsecured Note Indenture” and (ii) substituting for the phrase “Senior Unsecured Notes” appearing therein, the phrase “Permitted Senior Unsecured Notes”.

(e) Section 3.25 of the Original Credit Agreement is amended and restated in its entirety to read as follows:

“The amount of Permitted Debt that may be incurred under (and as such term is defined in) the Senior Unsecured Note Indenture pursuant to Section 4.09(b)(1) of the Senior Unsecured Note Indenture is $350,000,000. The amount of “Permitted Debt” that may be incurred under clause (1) of the definition of “Permitted Debt” in the Permitted Refinancing Senior Unsecured Note Indenture will be, upon execution and delivery thereof, at least $450,000,000. No Net Proceeds of any Asset Sales have been applied to repay any term Indebtedness or revolving credit Indebtedness under a Credit Facility (and in the case of revolving credit Indebtedness, effecting a corresponding commitment reduction thereunder). As used in this Section 3.25, the defined terms “Credit Facility”, “Net Proceeds”, “Asset Sale” and “Indebtedness” shall have the meanings provided in the Permitted Senior Unsecured Note Indenture.”

(f) Section 6.2 of the Original Credit Agreement is amended by substituting for the phrase “Senior Unsecured Notes” each time such phrase appears therein, the phrase “Permitted Senior Unsecured Notes”.

(g) Subsection 6.3(a)(vii) of the Original Credit Agreement is amended and restated in its entirety to read as follows:

“(vii) (x) Until the consummation of the Permitted Notes Refinancing, Permitted Senior Unsecured Notes of H&E Delaware not exceeding $250,000,000 in aggregate principal amount evidenced by Senior Unsecured Notes (less all payments of principal and repurchases and redemptions thereof) and (y) from and after the consummation of the Permitted Notes Refinancing, Permitted Refinancing Senior Unsecured Notes not exceeding in aggregate original principal amount the Permitted Notes Amount (less all payments of principal and repurchases and redemptions thereof).”

(h) Subsection 6.3(b) of the Original Credit Agreement is amended and restated in its entirety to read as follows:

“No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of a Credit Party, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c), (iii) Indebtedness permitted by subsection 6.3(a)(v) upon any refinancing thereof in accordance with subsection 6.3(a)(v), and (iv) Indebtedness constituting Permitted Senior Unsecured Notes.”

(i) Section 6.14 of the Original Credit Agreement is amended by (i) deleting the word “and” appearing at the end of subsection 6.14(e); (ii) replacing “.” at the end of subsection 6.14(f) with “;”; and (iii) adding the following subsections 6.14(g) and 6.14(h) thereafter:

“(g)	a one-time dividend by H&E Delaware in the maximum aggregate amount of the lesser of (x) $250,000,000 and (y) (1) $250,000,000 less (2) the amount by which $400,000,000 exceeds the aggregate principal amount of Permitted Refinancing Senior Unsecured Notes issued prior to the payment of such dividend; such dividend to be permitted to be paid so long as (A) such dividend is paid on or after the Amendment No. 2 Effective Date (but not later than the date that is ninety (90) days after the Amendment No. 2 Effective Date) and after the issuance of at least $350,000,000 in the aggregate of Permitted Refinancing Senior Unsecured Notes, (B) immediately after giving effect to the payment of such dividend and all Revolving Credit Advances made in connection therewith, Borrowing Availability shall be no less than $225,000,000, (C) the Agent shall have received a non-reliance copy of a solvency opinion delivered to the Board of Directors of H&E Delaware to the effect that H&E Delaware is Solvent after giving effect to the payment of such dividend, the incurrence of the Permitted Refinancing Senior Unsecured Notes, any Revolving Credit Advances and the application of proceeds thereof and (D) the Agent shall have received a certificate, in form and substance reasonably satisfactory to the Agent, from an Authorized Officer that the payment of such dividend complies with all applicable laws; and

(h) repayments of Senior Unsecured Notes as part of the Permitted Notes Refinancing.”

(j) Section 6.18 of the Original Credit Agreement is amended and restated in its entirety to read as follows:

“(a)	No Credit Party shall change or amend the terms of the Permitted Senior Unsecured Note Indenture or Permitted Senior Unsecured Notes or any Subordinated Debt, in each case, without the prior written consent of the Requisite Lenders.

(b)	No Credit Party shall designate any credit agreement, credit facility, documents, agreement or indebtedness as a “Credit Facility” under and as such term is defined in the Permitted Senior Unsecured Note Indenture, as originally in effect, other than, in each case, this Agreement. The Borrowers hereby designate this Agreement and the credit facilities now or hereafter created hereunder as a “Credit Facility” under and as such term is defined in the Permitted Senior Unsecured Note Indenture.

(c)	No Credit Party shall incur any Indebtedness pursuant to clause (1) or clause (16) of Section 4.09(b) of the Senior Unsecured Note Indenture other than Indebtedness incurred under this Agreement, and no Credit Party shall incur any Indebtedness pursuant to clause (1) or clause (18) of the definition of “Permitted Debt” in the Permitted Refinancing Senior Unsecured Note Indenture other than Indebtedness incurred under this Agreement.”

(k) Section 6.20 of the Original Credit Agreement is amended and restated in its entirety to read as follows:

“None of H&E Finance or GNE Investments shall engage in any trade or business, or own any assets (other than Stock of its Subsidiaries) or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations); provided that (i) H&E Finance may consummate the transactions contemplated by the Permitted Senior Unsecured Note Indenture and (ii) GNE Investments may provide the guaranty of the Permitted Senior Unsecured Notes as provided for in the Permitted Senior Unsecured Note Indenture.”

(l) Exhibit 1.1(a)(i) to the Original Credit Agreement is amended by (i) deleting “under Section 4.09 of the Senior Unsecured Note Indenture” and (ii) replacing it with “by clause (1) of the definition of “Permitted Debt” in the Permitted Senior Unsecured Note Indenture”.

(m) A new Exhibit E is hereby added to the Credit Agreement in the form attached hereto as Exhibit E.

(n) Annex A of the Original Credit Agreement is amended by adding the following new definitions in their proper alphabetical places:

“‘Amendment No. 2’ means Amendment No. 2, dated as of August 6, 2012, among the Borrowers, the Lenders signatory thereto and the Agent.”

“‘Amendment No. 2 Effective Date’ means the Effective Date, as such term is defined in Amendment No. 2.”

“‘Description of Notes’ means the Description of Notes in the form attached hereto as Exhibit E.

“‘Permitted Notes Amount’ has the meaning assigned to it in the definition of ‘Permitted Notes Refinancing’.”

“‘Permitted Notes Refinancing’ means the refinancing on one occasion on or prior to the date that is ninety (90) days after the Amendment No. 2 Effective Date by H&E Delaware (and those Credit Parties that are obligors in accordance with this Agreement in respect of the Senior Unsecured Notes) pursuant to a refinancing that permanently retires the Senior Unsecured Notes; provided that each of the following conditions are satisfied:

(a) the aggregate principal amount of the Indebtedness incurred in connection with such Permitted Notes Refinancing shall be no less than $200,000,000 and no greater than $480,000,000 (such amount, the “Permitted Notes Amount”);

(b) such Indebtedness shall be substantially on the terms described in the Description of Notes, and in any event shall provide for (i) no amortization prior to the date six months following the Commitment Termination Date and (ii) a final scheduled maturity date that is not prior to the date six months following the Commitment Termination Date;

(c) the Indebtedness incurred in connection with such refinancing shall be unsecured; and

(d) the Permitted Refinancing Senior Unsecured Notes, the Indebtedness thereunder incurred in connection with such refinancing and the retirement of the Senior Unsecured Notes in connection with such refinancing (i) do not contravene any provision of such Credit Party’s certificate of formation, operating agreement, charter or bylaws, as applicable; (ii) do not violate any law or regulation, or any order or decree of any court or Governmental Authority where such violations individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (iii) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect; (iv) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party; and (v) do not require the consent or approval of any Governmental Authority or any other Person (other than the Requisite Lenders), except any such consent or approval as has been obtained or where failure to obtain such consent or approval would not reasonably be expected to have a Material Adverse Effect, and the Agent shall have received a certificate (in form and substance reasonably satisfactory to the Agent) of an Authorized Officer to such effect.”

“‘Permitted Refinancing Senior Unsecured Note Indenture’ means the Indenture, in a form consistent with the Description of Notes and otherwise reasonably satisfactory to the Agent, pursuant to which the Permitted Refinancing Unsecured Notes are issued, as such Indenture may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.”

“‘Permitted Refinancing Senior Unsecured Notes’ means senior unsecured notes substantially on the terms of the Description of Notes in the aggregate original principal amount not exceeding the Permitted Notes Amount, issued by H&E Delaware pursuant to the Permitted Notes Refinancing, together with any amendments, modifications, supplements, replacements or substitutions thereof made or issued in accordance with the terms of the Permitted Refinancing Senior Unsecured Note Indenture and this Agreement.”

“‘Permitted Senior Unsecured Note Indenture’ means (i) until the consummation of the Permitted Notes Refinancing, the Senior Unsecured Note Indenture and (ii) from and after the consummation of the Permitted Notes Refinancing, the Permitted Refinancing Senior Unsecured Note Indenture.”

“‘Permitted Senior Unsecured Notes’ means (i) until the consummation of the Permitted Notes Refinancing, the Senior Unsecured Notes and (ii) from and after the consummation of the Permitted Notes Refinancing, the Permitted Refinancing Senior Unsecured Notes.”

(o) Annex A of the Original Credit Agreement is amended:

(i) by deleting clause (iv) of the definition of “Change of Control” therefrom and substituting in its place the following revised clause (iv):

“(iv) a “Change of Control” as such term or any similar term is defined in the Permitted Senior Unsecured Note Indenture or any agreement governing any Subordinated Debt having an original principal amount in excess of $2,000,000”

(ii) by deleting clause (d) of the definition of “Commitment Termination Date” therefrom and substituting in its place the following revised clause (d):

“(d) only in the event that at such time the Permitted Senior Unsecured Notes remain outstanding, the date that is six (6) months prior to the scheduled maturity of the Permitted Senior Unsecured Notes (giving effect to any extension thereof entered into after the Amendment No. 1 Effective Date)”

(iii) by deleting the definition of “Indenture Debt” therefrom and substituting in its place the following revised definition:

““Indenture Debt” means Indebtedness under the Permitted Senior Unsecured Notes or the Permitted Senior Unsecured Note Indenture.”

(iv) by deleting the definition of “Permitted Notes Refinancing Indebtedness” therefrom;

(v) by deleting clause (h) of the definition of “Restricted Payment” therefrom and substituting in its place the following revised clause (h):

“(h) any optional payment or prepayment of principal of the Permitted Senior Unsecured Notes, any payment of a premium or prepayment of interest, fees or other charges on or with respect to the Permitted Senior Unsecured Notes, and any redemption, purchase, retirement, defeasance, subleasing fund or similar optional payment with respect to the Permitted Senior Unsecured Notes”

(vi) by deleting the definition of “Subordinated Debt” therefrom and substituting in its place the following revised definition:

“Subordinated Debt” means Indebtedness of any Borrower upon terms, and subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder, in a manner and form satisfactory to the Agent and the Lenders in their sole discretion. For the avoidance of doubt, “Subordinated Debt” shall not include the Permitted Senior Unsecured Notes.

(p) Annex E of the Credit Agreement is amended by deleting clause (h) thereof and substituting in its place the following revised clause (h):

“(h)	Subordinated Debt, Permitted Senior Unsecured Notes and Equity Notices

To the Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt with an original principal amount in excess of $2,000,000, the Permitted Senior Unsecured Notes or Stock of such Credit Party, and, within two (2) Business Days after such Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt with an original principal amount in excess of $2,000,000 or the Permitted Senior Unsecured Notes, notice of such event of default.”

Section 2.

CONDITIONS TO EFFECTIVENESS

The amendments provided in Section 1 hereof shall become effective at the date and time (the “Effective Date”), which must be on or before September 14, 2012, that:

(a) the Agent shall have received one or more counterparts of (i) this Amendment, executed and delivered by the Borrowers, the Requisite Lenders and the Agent, (ii) the Consent and Reaffirmation in the form of Exhibit I attached hereto, executed and delivered by the Guarantors, and (iii) the Amendment No. 2 Fee Letter, dated as of the date hereof, between the Borrower Representative and the Agent, executed and delivered by the Borrower Representative and the Agent;

(b) the Agent shall have received in immediately available funds and without offset or deduction of any kind for the pro rata benefit of each Lender signatory hereto a non-refundable amendment fee in an amount equal to 0.10% of such Lender’s Revolving Loan Commitment to the Agent for the pro rata benefit of each such Lender;

(c) (i) the Agent shall have received Amendment No. 3 to the Credit Agreement in the form of Exhibit II attached hereto (“Amendment No. 3”), executed and delivered by the Borrowers, the Agent and the Incremental Lenders (as defined therein) and (ii) the other documents, instruments and agreements required to be provided in connection therewith pursuant to Section 2 thereof; and

(d) there shall be no continuing Default or Event of Default (after giving effect to the amendments contemplated by this Amendment), and the representations and warranties of the Borrowers contained in this Amendment shall be true and correct in all material respects.

Section 3.

LIMITATION ON SCOPE

Except as expressly provided herein, the Loan Documents shall remain in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided for herein and shall not be deemed to be amendments or waivers of or consents to or modifications of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of any Credit Party requiring the consent of the Agent or the Lenders except to the extent specifically provided for herein. The Agent and the Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against any Credit Party for any existing or future Defaults or Events of Default.

Section 4.

MISCELLANEOUS

(a) Each Borrower hereby represents and warrants as follows:

(i)	this Amendment has been duly authorized and executed by such Borrower and is the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, except as (1) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors in general and (2) the availability of equitable remedies may be limited by equitable principles of general applicability; and

(ii)	such Borrower repeats and restates the representations and warranties of such Borrower contained in the Credit Agreement as of the Effective Date, except to the extent such representations and warranties relate to a specific date; provided that references to the “Credit Agreement” or “this Agreement” in such representations and warranties shall be deemed to be references to the Credit Agreement as amended pursuant to this Amendment, and to the extent that it shall have become effective, Amendment No. 3.

(b) This Amendment is being delivered in the State of New York.

(c) Each Borrower ratifies and confirms that all Loan Documents remain in full force and effect notwithstanding the execution and delivery of this Amendment and that nothing contained in this Amendment shall constitute a defense to the enforcement of any Loan Document.

(d) This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

(e) This Amendment is a “Loan Document” and each of the following provisions of the Credit Agreement is hereby incorporated herein by this reference with the same effect as though set forth in its entirety herein, mutatis mutandis, and as if “this Agreement” in any such provision read “this Amendment”: Section 11.6 (Severability), Section 11.9 (Governing Law), Section 11.10 (Notices), Section 11.11 (Electronic Transmissions), Section 11.12 (Section Titles), Section 11.14 (Waiver of Jury Trial), Section 11.17 (Advice of Counsel) and Section 11.18 (No Strict Construction).

(f) The Requisite Lenders hereby agree that Deutsche Bank Trust Company of Americas is a Qualified Assignee.

[Signature page follows]

Witness the due execution of this Amendment by the respective duly authorized officers of the undersigned as of the date first written above.

H&E EQUIPMENT SERVICES, INC.

By:	/s/ Leslie Magee

Name: Leslie Magee
Title: Chief Financial Officer

H&E EQUIPMENT SERVICES (CALIFORNIA), LLC

By:	/s/ Leslie Magee

Name: Leslie Magee
Title: Chief Financial Officer

GREAT NORTHERN EQUIPMENT, INC.

By:	/s/ Leslie Magee

Name: Leslie Magee
Title: Chief Financial Officer

[Signature Page to Amendment No. 2]

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender

By:	/s/ Tom Chapman

Name: Tom Chapman
Title: Duly Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Christopher Godfrey

Name: Christopher Godfrey
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Brian Rujawitz
Name: Brian Rujawitz
Title: SVP

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By:	/s/ Todd Havomote
Name: Todd Havomote
Title: Sr. Relationship Manager

REGIONS BANK, as a Lender

By:	/s/ George Louis McKinley
Name: George Louis McKinley
Title: Attorney in Fact

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender

By:	/s/ Thomas F. Furst
Name: Thomas F. Furst
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Mario Quimtanila
Name: Mario Quimtanila
Title: Authorized Officer